Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 2, 2015, is among WILLIAMS PARTNERS L.P., a Delaware limited partnership, formerly known as Access Midstream Partners, L.P. (the “Company”), Williams Partners Finance Corporation (“Finance Corp.” and, together with the Predecessor, the “Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, duly organized and validly existing under the laws of the United States of America, as trustee (the “Trustee”).

WHEREAS, Williams Partners L.P., a Delaware limited partnership and predecessor by merger to the Company (the “Predecessor”), has heretofore executed and delivered to the Trustee an Indenture, dated as of December 13, 2006, among the Predecessor, the Finance Corp. and the Trustee (the “Indenture”), pursuant to which the Issuer’s 7.25% Senior Notes due 2017 (the “Notes”) have been issued;

WHEREAS, on the date hereof, immediately prior with the effectiveness of this Supplemental Indenture, the Predecessor merged with and into the Company, with the Company surviving and continuing its existence under the laws of the State of Delaware, and the merger became effective under the laws of the State of Delaware;

WHEREAS, Section 5.01(b) of the Indenture provides, among other things, that the Predecessor shall not merge with or into another Person unless the Person formed by or surviving any such merger assumes, by an indenture, in form reasonably satisfactory to the Trustee, all the obligations of the applicable Issuer under the Notes and the Indenture;

WHEREAS, Section 5.02 of the Indenture provides that, upon any merger in accordance with Section 5.01 of the Indenture , the successor formed by such merger shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture with the same effect as if such successor had been named as the Issuer in the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holder of a Note, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to provide for the assumption by the Company of the Predecessor’s obligations to the Holders of Notes pursuant to Article 5 of the Indenture;

WHEREAS, the Company desires and has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture for the purpose of evidencing such assumption;

WHEREAS, the Company has been duly authorized to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE ONE

Section 101	Defined Terms.

Except as otherwise expressly provided in or pursuant to this Supplemental Indenture or unless the context otherwise requires, for all purposes of this Supplemental Indenture the terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 102	Relationship With Indenture.

The terms and provisions contained in the Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 103	Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 104	Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 105	Separability Clause.

In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 106	Governing Law; Waiver of Trial by Jury.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes or the transactions contemplated hereby.

Section 107	Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE TWO

Section 201	Assumptions and Agreements of Successor

(a) In accordance with Section 5.01 of the Indenture, the Company hereby assumes all the obligations of the Predecessor under the Notes and the Indenture.

(b) In accordance with Section 5.02 of the Indenture, the Company shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if the Company had been named as the Predecessor in the Indenture.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC, its General Partner

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Treasurer

WILLIAMS PARTNERS FINANCE CORPORATION

By:	/s/ William Gault
	Name:	William Gault
	Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Jonathan Glover
	Name:	Jonathan Glover
	Title:	Vice President

FIRST SUPPLEMENTAL INDENTURE